Exhibit 99.7

ADAMAS PHARMACEUTICALS INC.

2016 INDUCEMENT PLAN

STOCK OPTION GRANT NOTICE

Adamas Pharmaceuticals Inc. (the “Company”), pursuant to its 2016 Inducement Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, the Option Agreement, the Plan and the Notice of Exercise, all of which have been made available to Optionholder and are incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Grant ID:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

Type of Grant:            Nonstatutory Stock Option

Vesting Schedule:               Provided Optioneholder remains in Continuous Service on each such date: (i) 25% of the shares subject to this Option shall vest and become exercisable on the one year anniversary of the Vesting Commencement Date and (ii) an additional 1/48th of the shares subject to this Option shall vest and become exercisable on a monthly basis thereafter on the first day of each month over the following 36 months.

Payment:                      By one or a combination of the following items (described in the Option Agreement):

•      By cash, check, bank draft or money order payable to the Company

•      Pursuant to a “broker-assisted exercise”, “same day sale”, or “sell to cover” (a Regulation T Program)

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan.  Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

By signing below or by clicking the “Accept” button, Optionholder represents that he or she is familiar with the terms and provision of the Plan, and hereby accepts the Option Agreement subject to all of the terms and provisions thereof.  Optionholder has reviewed the Option Agreement and the Plan in their entirety and fully understands all provisions of the Agreement.  Optionholder agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee and the Company’s Board of Directors upon any questions arising under the Option Agreement and Plan.

ADAMAS PHARMACEUTICALS INC.		OPTIONHOLDER:

By:
	Signature	Signature

Title:		Date:

Date:

2

ADAMAS PHARMACEUTICALS INC.
2016 INDUCEMENT PLAN

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Adamas Pharmaceuticals Inc. (the “Company”) has granted you an option under its 2016 Inducement Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.  The option is granted in compliance with NASDAQ Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.             VESTING.  Subject to the provisions contained herein, your option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.             NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.             EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES.  If you are or become an Employee based in the United States eligible for overtime compensation under the United States Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the United States Worker Economic Opportunity Act, if you are a Non-Exempt Employee, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.             METHOD OF PAYMENT.  You must pay the full amount of the exercise price for the shares you wish to exercise.  The exercise price is payable in United States dollars.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or pursuant to a program developed under Regulation T as promulgated by the United States Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

5.             WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.             SECURITIES LAW AND OTHER COMPLIANCE.  In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act (US) or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act (US).  The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with United States Treasury Regulation 1.401(k)-1(d)(3), if applicable).  You understand that the Company is under no obligation to register or qualify the shares with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and the Option Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

7.             TERM.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)           immediately upon the termination of your Continuous Service for Cause;

(b)           three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law and Other Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy.  Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)           twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d) below);

(d)           eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)           the Expiration Date indicated in your Grant Notice; or

(f)            the day before the tenth (10th) anniversary of the Date of Grant.

8.             EXERCISE.  You may exercise the vested portion of your option during its term by (i) delivering an exercise notice (in a form or through a process designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

9.             TRANSFERABILITY.  Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.          RESPONSIBILITY FOR TAXES.

(a)           You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)           Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to Tax-Related Items by (i) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (ii) withholding in shares of Common Stock to be issued at exercise of the option; or (iii) withholding from your salary or other compensation paid to you by the Company, the Employer or any other Affiliate. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(c)           Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.

11.          TAX CONSEQUENCES. You hereby agree that neither the Company nor the Employer are making any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your option including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends.  Further, you agree that neither the Company nor the Employer have a duty to design or administer the Plan in a manner that minimizes your liability for Tax-Related Items or to achieve any particular tax result. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to Tax-Related Items arising from your option. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

12.          OPTION NOT AN EMPLOYMENT OR SERVICE CONTRACT.  Your option grant and your participation in the Plan is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue your employment with, or service to, the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service relationship.  In addition, neither the option grant nor your participation in the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.          NO ADVICE REGARDING GRANT.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.          GOVERNING LAW AND VENUE.  The option grant and the provisions of this Option Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.

15.          IMPOSITION OF OTHER REQUIREMENTS.  The Company reserves the right to impose other requirements on your participation in the Plan, on the option and on any shares of Common Stock purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.          WAIVER.  You acknowledge that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement, or of any subsequent breach by you or any other optionholder.

17.          NOTICES.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the Canada post, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.          GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The United States Dodd—Frank Wall Street Reform and the United States Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

19.          OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

20.          EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The option and any shares of Common Stock acquired under the Plan and the income and value of same will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

21.          VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you.   Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Option Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

22.          SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

23.          MISCELLANEOUS.

(a)           The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)           You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)           All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*              *              *

This Option Agreement will be deemed to be signed by you upon the signing or electronic acceptance by you of the Stock Option Grant Notice to which it is incorporated by reference.